EXHIBIT 99.2

Rowan Companies, Inc.
News Release                                 2800 Post Oak Boulevard, Suite 5450
                                               Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                              March 9, 2005

ROWAN ANNOUNCES SALE OF BOAT PURCHASE OPTIONS

HOUSTON, TEXAS - Rowan Companies, Inc. (NYSE: RDC) (“Rowan”) today announced that on February 7, 2005, the Company assigned its operating lease agreements and sold the purchase options it held on four anchor-handling, towing and supply boats. Net proceeds to Rowan from the assignment and sale were approximately $21 million.

Rowan obtained the boats in 1999 and 2000 through charter agreements that gave the Company an option to purchase each boat at the conclusion of the lease term in March 2005. The boats were fully-crewed by the charterer, but managed by Rowan to provide towing and supply services for the Company’s drilling operations and for third parties. Rowan continues to operate two additional boats under operating lease agreements without purchase options that expire in May, at which time the Company will exit the marine vessel business.

Danny McNease, Chairman and Chief Executive Officer, commented, “Rowan originally entered the marine vessel business to ensure our customers that a modern fleet was available to service both our drilling rigs and their operations. We believe that commitment has been satisfied, and we are exiting the business with a substantial one-time financial gain.”

Simmons & Company International served as financial advisor to Rowan for this transaction.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. For additional information, contact William C. Provine, Vice-President - Investor Relations, at 713-960-7575 or visit Rowan’s website at www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.